Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Susser Petroleum Partners LP Changes its Name to

Sunoco LP and its NYSE Ticker Symbol to SUN

HOUSTON, October 27, 2014 — Susser Petroleum Partners LP (the “Partnership”) today announced the changing of its name to Sunoco LP, as well as the changing of its ticker symbol for its common units to “SUN.”

The common units will begin trading today at market open under the SUN ticker symbol on the New York Stock Exchange. The Partnership has also launched its new website today at www.SunocoLP.com. No action is required by unitholders as a result of these changes.

“We are proud to reintroduce the SUN ticker symbol, which traded on the New York Stock Exchange for almost 87 years until the sale of Sunoco, Inc. in 2012 to our parent company, Energy Transfer Partners, L.P.,” said Bob Owens, Sunoco LP Chief Executive Officer. “We believe that Sunoco’s iconic brand, built through a long legacy of quality fuel, paired with Stripes’ industry-leading convenience store model, is a tremendous platform for us to grow in our existing markets and expand into new markets.”

The partnership successfully completed the first dropdown of Mid-Atlantic Convenience Stores, LLC from ETP to SUN early this month and announced the acquisition of Aloha Petroleum, Ltd., one of the largest gasoline marketers and convenience store operators in Hawaii, with an extensive wholesale fuel distribution network and six fuel storage terminals on the islands.

“We plan to continue to grow the new Sunoco LP through additional asset dropdowns from our parent, as well as through organic growth — such as new-builds in attractive, growing markets — and with opportunistic acquisitions such as Aloha Petroleum, expected to close by the end of this year,” Owens said.

Expected future dropdown opportunities from Energy Transfer Partners include the fuel marketing, distribution and retail assets of Sunoco, Inc. and Susser Holdings’ Stripes® branded convenience stores, with more than 5,500 sites between them.

Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 100 convenience stores and retail fuel sites.  SUN’s general partner is a wholly-owned subsidiary of Energy

Transfer Partners, L.P. (NYSE: ETP). While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company- or independently-operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC. For more information, visit the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which may describe Sunoco LP’s (“SUN”) objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding proposed transactions between ETP and SUN or SUN’s acquisition of Aloha Petroleum, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN’s markets; dangers inherent in storing and transporting motor fuel; SUN’s ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; SUN’s ability to make and integrate acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN’s and ETP’s ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of SUN’s and ETP’s most recently filed annual reports on Form 10-K and current report on Form 8-K filed October 21, 2014. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts

Investors:

Clare McGrory, Senior VP, Finance and Investor Relations

(610) 833-3400, cpmcgrory@sunocoinc.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director

(361) 654-4882, jessica.davila-burnett@susser.com

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